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FOR IMMEDIATE RELEASE
Tuesday, MAY 14, 1996


                 STYLES ON VIDEO ANNOUNCES ADDITIONAL FINANCING
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     NEWBURY PARK, California--Styles on Video, Inc. ("SOV"), and its 80% owned subsidiary, Forever Yours, Inc. ("FYI"), announced today that they have entered into an agreement for additional financing with International Digital Investors, L.P. ("IDI").

     Pursuant to the agreement, IDI will loan up to $1,200,000 to SOV and FYI in exchange for notes, warrants and preferred stock. As a result of a financing completed in November 1995, IDI previously loaned SOV and FYI $2,950,000, and purchased SOV preferred stock and warrants exercisable for an aggregate of 42% of SOV Common Stock on a fully diluted basis. Under the new agreement, the exercise price of the original warrants would be reduced from $1.12 per share to $.25 per share and IDI would obtain new warrants at the same exercise price.
IDI would also purchase 500 shares of a new Series B Convertible Preferred Stock convertible into 200,000 shares of SOV Common Stock. The purchase price would be $50,000. Assuming exercise of all warrants and conversion of all preferred stock owned by IDI, IDI would own approximately 75% of the Common Stock of SOV, on a fully diluted basis.

     The agreement provides that through June 22, 1996, SOV and FYI may solicit alternate financing arrangements. Any alternative transaction would require that all IDI loans and certain expenses be repaid, that IDI's preferred stock be redeemed and the payment to IDI of a $200,000 "topping" fee. In the event of a topping transaction, IDI would surrender a portion of its warrants so that it would hold warrants exercisable for 18.75% of SOV's Common Stock on a fully diluted basis.

     As a result of the November 1995 financing, IDI has the right to designate a majority of SOV's Board of Directors. The terms of the agreement were approved by independent committees of the Boards of Directors of SOV and FYI and thereafter by the two Boards of Directors.

     The IDI loans will be funded in varying increments between the final closing of the transaction, which is expected to occur this week, and September 15, 1996, contingent upon SOV and FYI

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reaching certain specified performance goals.

     The transaction provides that Dycam Inc. ("Dycam") a 61% owned subsidiary of SOV, would agree to defer its contractual right to receive certain amounts from FYI based on FYI's monthly operating cash flow. This provision has been approved by the independent directors of Dycam.

     Concurrently with the present financing transaction, SOV has reached agreement with plaintiff's class counsel in certain class and derivative suits entitled Donald & Co. Securities, Inc., et al. v. Styles on Video, Inc. et al.;
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Lynn Robins, et al. v. Styles on Video, Inc. et al.; Dennis Ratner, et al. v.
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Styles on Video, Inc. et al.; Jack Kassindorf, et al. v. Styles on Video, Inc.
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et al.; and, Neil Cohen, et al. v. Guy De Vreese, et al. (lead case no.
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CV-94-8342, United States District Court, Central District of California) to
make changes in the settlement agreement beneficial to the plaintiff class. Under the new agreement, SOV will more than double the number of warrants to be issued (from 750,000 to 1,750,000), will set the exercise price at the same level as the exercise price of IDI's warrants ($.25) and will extend the time to exercise the warrants (from five years to six years).

     Full implementation of the transaction is subject to SOV shareholder approval to increase the authorized share capital of SOV.

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